[Picture of building-Artist Conception]


                  Evergreen Gardens of St. George
                      220 S. 1200 East Street
                      St. George, Utah 84770

                               for
                           Emprise Bank
                           P.O. Box 400
                     Hays, Kansas 67601-0400

                                by
                      Keith D. Callison, SRA
                  Keith Callison and Associates
                      800 S. Broadway, #700
                      Wichita, Kansas 67211


                          Date of Value
                          April 7, 1997

April 21, 1997



Mr. Randy Walker, Sr.  Vice Pres.
Emprise Bank
P.O. Box 400
Hays, Kansas 67601-0400

Mr. Walker,

    Pursuant to a request by Mr. Robert A. Brooks for an appraisal of the market value of: The proposed site 220 S. 1200 East Street, St. George, Utah, and proposed improvements to be known as Evergreen Gardens of St. George, I hand you herewith a report which describes my method of approach and contains data gathered in the investigation.

    Based on analysis of the information gathered and contained in this report, most weight is given to the Income Approach, with an indicated value of $3,266,500.00. This value is discounted, as the project is proposed construction, with no income at the present time.

    Development and construction time is estimated at 6 months, and lease-up should take no more than 18 months, at which time the income and expenses should stabilize.

    Considering 24 months for construction and lease-up, and an interest rate of 11%, a future worth of $3,266,500.00 is discounted to a present worth of $2,650,000.00.

    The present value, as of April 7, 1997, for the proposed site and proposed improvements is:

                          $2,650,000.00
          Two Million Six Hundred Fifty Thousand Dollars

    This value is expected to increase to $3,266,500.00 upon completion of construction and lease-up, at time of stabilized occupancy, without considering any increase in rents or expenses.

Respectfully Submitted,

/S/ Keith D. Callison
Keith D. Callison, SRA

Kansas Certified General Appraiser, #G-590
Utah State-Certified General Appraiser, #CG00051719

                        Table of Contents


Summary of Salient Facts and Conclusions                              4

Certification of Value                                                5

Contingent and Limiting Conditions                                    6

The Appraisal Process                                                 8

Purpose of Appraisal                                                  9

Date of Valuation                                                     9

Definition of Market Value                                            10

Property Rights Appraised                                             11

Long-Term-Care Industry Outlook                                       12

Public Information and Taxes                                          17

Legal Description                                                     18

Tax Data                                                              19

Statement of Ownership                                                20

Area/City Data                                                        21

Subject Neighborhood Description                                      26

Description of the Subject Site                                       26

Zoning                                                                27

Highest and Best Use                                                  28

The Cost Approach to Value                                            29

The Income Approach to Value                                          41

The Direct Sales Comparison Approach                                  50

Correlation and Final Estimate to Value                               66

Addendum:
Qualifications of the Appraiser
Certifications

Summary of Salient Facts and Conclusions:


         Location:                  In east St. George, Utah, east of I-15
                                    and south of St. George Blvd.

         Address:                    220 S. 1200 East Street St. George,
                                     Utah 84770

         Owner of Record:            Robert A. Brooks 646 Edgewater Rd.
                                     Wichita, Kansas 67230

         Construction Type:          One story stone and frame
                                     construction on slab, vinyl siding,
                                     composition roof, insulated glass
                                     windows, forced air heating & cooling

         Building:                   One story Assisted Living Facility,
                                     22811 sq. ft., with 35 units, center
                                     courtyard, entry, living room, dining
                                     room, kitchen, library, activity room,
                                     and offices, covered porches, and 28
                                     parking spaces.

         Land Area:                  87111.29 sq. ft. (1.99 acres)

         Land/Building Ratio:        3.82/1.0

         Present Use:                Vacant land
                                     Proposed Assisted Living Facility

         Highest and Best Use:       Multiple Family Residential

         Present Zoning:             R-3

         Value of Site:              $200,350.00

         Date of Value:              April 7, 1997

         Value From Cost Approach:   $2,759,200.00

         Value From Income Approach: $3,266,500.00

         Value From Sales
             Comparison Approach:    $2,874,200.00

         Final Estimate/Market Value:$2,650,000.00

                [Map of St George indicating subject property]

                     Certification of Value:


I Certify that, to the best of my knowledge and belief,

1. the statements of fact contained in this report are true and correct.

2. the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased, professional analyses, opinions, and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

4. my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

5. my analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of the Appraisal Institute and Uniform Standards of Professional Appraisal Practice.

6. the undersigned hereby acknowledges that he has the appropriate education and experience to complete the assignment in a competent manner. Please see Qualifications of Appraiser in the addenda to this report for additional information.

7. the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

8. I am currently certified under the continuing education program of the Appraisal Institute.

9. I have made a personal inspection of the property that is the subject of this report.

10. no one provided significant professional assistance to the person signing this report.

11. my value conclusion, as well as any other opinion expressed herein are not based on a requested minimum value, a specific value or approval of a loan.

12. I am certified by the State of Kansas as a Certified General Real Property Appraiser - #G-590, expiration date 6-30-97; and by the State of Utah as a State-Certified General Appraiser #CG00051719, expiration date 01-31-99.

      /S/ Keith D. Callison                     Date: 4-21-97
      ------------------------
      Keith D. Callison, SRA

                Contingent and Limiting Conditions


         This Appraisal Report and Valuation contained herein are expressly subject to the following assumptions and/or conditions:

1. The title to the property is marketable, and the legal description furnished me is assumed to be correct, and was verified by the appraiser from records of Washington County, Utah.

2. No responsibility is assumed for matters of law or legal interpretation.

3. To the best of the appraiser's knowledge and belief, the statements and opinions contained in this report are supportable. The factual data has been compiled by the appraiser from sources deemed reliable, but no responsibility is assumed for its accuracy.

4. This appraisal represents the opinions of the appraiser based upon his experience and assumes that all national, state, county, and city laws, ordinances, and restrictions have been complied with.

5. No physical analysis of the building or equipment has been made by a structural or mechanical engineer, and the conclusions as to condition are based on the appraiser's observation only. It is assumed that there are no hidden defects or biohazards.

6. It is assumed that there are no adverse subsurface conditions, particularly those relating to soil bearing capacity.

7. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

8. The appraisal is to be considered in its entirety and use of only a portion thereof will render the appraisal invalid.

9. Possession of this report or a copy thereof does not carry with it the right of publication, nor may it be used for any purpose by anyone other than the client without the previous written consent of the appraiser, and then only with proper qualifications.

10. This original report is on buff colored paper and signed with blue ink. The appraiser is not to be held responsible or liable for any copies other than the original.

11.      This appraisal is not to be considered as a feasibility study.

12. Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, new sales, or other media without the written consent and approval of the author, particularly as to valuation conclusions, and the identity of the appraiser or firm with which he is connected or any reference to the Appraisal
Institute or the SRA designation.

13. It is understood that compensation for the appraisal services is in no way contingent upon the value reported and is dependent only upon the delivery of this report.

14. The appraiser shall not be required to give testimony or appear in court by reason of this appraisal, unless prior arrangements have been made.

15. The liability of Keith Callison and Associates for errors and omissions, if any, in this report is limited to the amount of its compensation for the work performed in this assignment.

16. The Americans with Disabilities Act (ADA) became effective January 26, 1992. I have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since I have no direct evidence relating to this issue, I did not consider possible noncompliance with the requirements of ADA in estimating the value of the property.

17. Acceptance of and/or use of the appraisal report constitutes acceptance of the foregoing general assumptions and general limiting conditions.

The Appraisal Process:

    An appraisal is a defensible estimate of value. The appraisal is an unbiased estimate of the nature, quality, value, or utility of an interest in, or aspect of, identified real estate and related personality.

    An appraisal report is a report of the results of an appraisal which begins with the definition of an appraisal problem and leads to a specific conclusion using reasoning and relevant descriptive data.

    The approaches to value are systematic procedures used to derive value indications in real property. The methods of approaches used in this appraisal are the following: The Cost Approach, The Income Capitalization Approach, and The Direct Comparison Approach. If one or more of the approaches are not used, a statement will be made to explain the reasons why the approach was not used. The methods of each approach will be discussed at the beginning of the appropriate section of this report.

Purpose of an Appraisal:

    The stated scope of an appraisal assignment, i.e. , to estimate a defined value of any real property interest, or to conduct an evaluation study pertaining to real property decisions.
    The purpose of this appraisal is to estimate the market value of the described property and improvements, as of April 7, 1997.


Function of an Appraisal:

    The function of the appraisal is the reason for which the appraisal is made or is intended to be used. It relates to the character of the decision to be based on the appraisal. For example: price at which to buy or sell, amount of mortgage to be made.
    The function of this appraisal is to establish a reasonable value for the subject property, as it may be used as security for mortgage financing.


Date of Appraisal:

    The conclusions of value contained within this report reflect the appraiser's opinion, as of April 7, 1997.

Definition of Market Value:

    The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeable, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

    1.    buyer and seller are typically motivated;

    2. both parties are well informed or well advised, and each acting in what he considers his own best interest;

    3.    a reasonable time is allowed for exposure in the open market;

    4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto;

    5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

    Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession, but the dollar amount of any adjustment should approximate the market's reaction to the financing or concessions based on the appraiser's judgment.

Property Rights Appraised:

    Property rights consist of ownership, legal estate, economic benefits, and financial components. Ownership may be held by an individual, a partnership, or a corporation, and undivided ownership rights may belong to two or more parties in tenancies. Legal estate and economic benefits refer to the disposition of the rights to property use and occupancy as well as the income generated from rent or percentage of profits. The financial components of a property consist of the equity and mortgage funds that secure it. The equity and mortgage components of property may be further divided into leased fee and leasehold interests or into land and building portions.

    A fee simple estate represents absolute ownership unencumbered by any other interest or estate, and subject only to the powers of government. Ownership of a fee simple estate can be retained, sold, bestowed, or bequeathed. A life estate is created by a will or deed of conveyance, which assigns life tenancy and provides for the property to be bequeathed when the life tenant dies.

    This appraisal is predicated on as to the fact that the owner of record holds Fee Simple Estate, except for the recorded easements, which are included on the replat. No other encumbrances are known.

                 Long-Term-Care Industry Outlook

    During 1990 the elderly aged sixty-five years and over comprised 13.3%
of the total United States population, as compared to 11.3% as of the 1980 census report. Furthermore, the sixty-five and over portion of the population is forecasted to increase 11% to 14.1% of the total population by the end of this year. Currently, the fastest growing segment of the country's population is the eighty-five and older group with an expected increase from 3.0 million in 1990 to 4.4 million by the year 2000. Approximately 24% of the population over eighty-five reside in long-term care facilities. National population statistics and forecasts are provided on the following table.

                UNITED STATES POPULATION STATISTICS
                          (Thousands)

                                                      Percent Change
                    1980      1990      1995    1980-1990     1990-1995
Total U.S.         226546    249958    260788      10.3%         4.3%
65 years+           25549     33184     36828      29.9%        11.0%
Percent/Total U.S    11.3%     13.3%     14.1%
75 years +           9969     14257     16935      43.0%        18.8%
Percent/Total U.S.    4.4%      5.7%      6.5%



(Source: Donnelley Demographics)

    A factor which has contributed to growth in demand for elderly care is the increased life expectancy of the population. As the average life expectancy for both men and women continues to increase, as illustrated on the following table, the probability of an elderly person requiring some form of healthcare service also increases.


                    Men                       Women
            At birth   At age 65      At birth   At age 65


1930          58.0       11.4           61.4       12.9
1940          60.9       11.9           65.3       13.4
1950          65.3       12.8           70.9       15.1
1960          66.6       12.9           73.2       15.9
1970          67.1       13.1           74.8       17.1
1980          69.9       14.0           77.5       18.4
1990          72.3       15.1           79.9       19.9
2000 est.     73.4       15.7           81.1       20.8


(Source: United States Bureau of the Census)

    While most major healthcare providers will benefit from the graying of America, the nursing home industry will be the chief beneficiary.

    The United States nursing home industry included a total of approximately 17,500 facilitieswith over 1.7 million beds in 1993. The National Center for Health Statistics estimates that the number of beds will rise to 2.2 million by the year 2000. The number of elderly needing care is expected to increase from an estimated nursing home population in 1993 of slightly more than 1.5 million elderly to 2.2 million by the year 2000, 2.6 million by the year 2010 and 3.0 million by the year 2020. The average occupancy rate in the industry was approximately 95% in 1992.

    Total nursing home expenditures in 1994 equaled an estimated $85.5 billion, representing a 12.5% increase from 1993 expenditures which totaled approximately $76 billion. Nursing home expenditures are expected to continue to exhibit higher than inflationary growth rates due to the forecasted increases in needy elderly. The following table exhibits nursing home and national healthcare expenditures since 1980.


            NURSING HOME EXPENDITURES AS A PERCENTAGE OF
                NATIONAL HEALTHCARE EXPENDITURES

    Year      Nursing Home   National Healthcare     Nursing Home/
              ($ billions)       ($ billions)      National Healthcare


    1980       $20.0             $249.1                  8.00%
    1985        34.1              420.1                  8.05
    1986        36.7              454.8                  8.07%
    1987        39.7              494.1                  7.84%
    1988        42.8              546.1                  7.84%
    1989        47.7              604.3                  7.89%
    1990        53.3              675.0                  7.90%
    1991        59.8              751.8                  7.95%
    1992        67.3              840.4                  8.01%
    1993        76.0              942.5                  8.06%
    1994        85.5            1,060.5                  8.06%


(Source: Health Care Financing Administration, FCFA)

    Medicaid days represent over 70% of the total patient mix in nursing homes. State and federal Medicaid outlays totaled $94.5 billion in 1991, $118.2 billion in 1992, $140.3 billion in 1993 and an estimated $161.9 billion in 1994.

    In response to the growing levels of elderly needing care as well as the resulting increased costs, many states have developed methods of controlling the growth of these expenditures. One method implemented by many states is a moratorium on new nursing home construction. This policy results in an increased demand for existing facilities.

    A number of efforts have been made to reduce the strain on both state budgets and the nursing home industry. These efforts vary from state to state. A number of states have tested the development of a prospective payment system (PPS) for reimbursing their nursing facilities, analogous to the one currently in place for hospitals, where payment levels are based on debility with separate payments for special services and therapy. The
Omnibus Budget Reconciliation Act (OBRA) of 1993 included a directive to the U.S. Department of Health and Human Services to develop, by October 1,
1995, a Medicare prospective payment system for nursing facilities based on a case mix model. Currently, several states including Kansas, Maine, Mississippi and South Dakota are all participating in the Health Care
Financing Administration supervised joint Medicare and Medicaid case-mix demonstration project. (More than twenty other states operate under some form of a case-mix reimbursement system, including Delaware, Vermont, Alaska, Colorado, Virginia, Kentucky, North Dakota, Nebraska, Montana, New Jersey, Illinois, Ohio, West Virginia, Maryland, and Minnesota, among others.)

    Some states are looking into managed care techniques such as Medicaid waivers and the implementation of a competitive bidding process for gaining admissions. The Medicaid waiver would reduce costs by diverting Medicaid nursing home funding to less costly services. States that are currently looking into these options include Kansas, Michigan, Arizona, Texas, Maryland, Maine, New Jersey, Washington, and California.

    Many states continue to use the Boren Amendment in relation to Medicaid reimbursement. "The Boren Amendment requires state Medicaid programs to set reasonable and adequate payment rates for effectively and economically operated facilities so they can meet federal and state standards in the provision of care. This amendment, enacted in 1980, was originally intended to affirm states' privileges to pursue cost containment in setting nursing home payment rates. In recent years, however, it has become the basis for lawsuits challenging some states' methodologies of payment rates." (From "The Guide to the Nursing Home Industry", 1994, HCIA, Inc., and Arthur Andersen & Company)

    In order to limit the risk associated with the uncertain future of institutional nursing home care, many providers have begun to diversify into other areas of healthcare such as home healthcare, assisted living, and specialty care. Providers see expansion into home and community based care as a way to avoid being adversely affected by provisions for these services found in many healthcare reform proposals. Providers also view home care as a favorable add-on service because it allows the facility to continue generating revenue from post-acute discharged patients rather than turning the patient over to another provider. Approximately 4% of all nursing homes offer home care services. Assisted living services are also viewed as a favorable add-on to services since they are strictly funded with private payers and, therefore, typically have a higher profitability level than nursing homes. Currently, approximately 22% of all nursing facilities offer assisted living services. Many providers also see subacute care as a favorable addition to services. Subacute patients represent patients with complex medical and rehabilitation needs which do not require the intensive care offered in a hospital setting. Nursing home subacute rates are often one-third to one half the amount of hospital rates, which has made this alternative popular among managed care providers. Currently, 10% of the nation's nursing homes provide some type of subacute care. (From "The Guide to the Nursing Home Industry", 1994, HCIA, Inc., and Arthur Andersen & Company). Subacute units require a significant capital investment and a higher level of expertise than a typical nursing unit. These entry barriers have reduced growth in this segment.

    Also, in response to the uncertainty as to the future of healthcare and public healthcare funding, many providers are consolidating in order to expand their networking capabilities with managed care providers. During 1993 alone, acquisitions occurred among twenty-three of the nation's twenty-five largest nursing home chains. One of the biggest deals of 1994 occurred in January, when Sun Healthcare Group Systems purchased Mediplex Group, a company specializing in subacute care, for $320 million. Since only 34% of the market is controlled by nursing home chains, the merger activity should continue in the immediate future.

    As indicated, healthcare facilities currently derive most of their revenue from government sources such as Medicaid, Medicare and the Veterans Administration, and from private sources such as personal funds and insurance programs. The Medicaid program, which accounts for over 45% of the United States nursing home revenues, typically pays rates significantly lower than Medicare or private rates.

    Medicaid covers the skilled or intermediate nursing home costs of qualified low income residents for an unlimited period. Medicare only pays part of the skilled nursing home costs incurred by qualified residents during a limited period. In addition, nursing homes must meet strict federal guidelines in order to qualify as Medicare certified for reimbursement. Therefore, fewer nursing home patients qualify for Medicare coverage relative to Medicaid. However, nursing homes that attract a higher percentage of Medicare or private pay patients typically have higher operating margins than similar facilities with a higher Medicaid census.

    Competition is increasing among nursing homes for the Medicare and private pay patients. For example, many nursing homes have been developing new services such as multiple levels of care, retirement facilities, Alzheimer's and ventilator programs and other specialized services for niche markets. In addition, as acute care hospitals have experienced lower reimbursement levels and declining occupancy rates, many have expanded into skilled nursing services to boost revenues.

    Although nursing facilities benefit from increasing demand and changes in Medicare reimbursement, widespread healthcare inflation concerns will keep downward pressure on nursing home revenues. Federal, state and local governments, along with insurance companies and other third party payers, are continually seeking ways to contain healthcare expenditures. The focus on acute care cost containment is spreading to all types of healthcare facilities.

Conclusion:

     Although the healthcare industry, as a whole, has experienced good growth over the past several years, projections for future growth have been tempered.

     An estimated thirty-eight million Americans have no health insurance coverage at all, with children accounting for 36% of this total.
Currently, as many as another fifty million Americans are believed to have inadequate coverage. The percentage of total healthcare costs of the United States gross national product (GNP) continually increases every year and it is estimated that it will consume 28% of the GNP by the year 2010.

    Costly regulations and limited reimbursement from Medicaid have squeezed industry profits. In an effort to remain profitable, many providers have diversified into medical specialty units, which tends to be more profitable than typical nursing care. In any case, the elderly care segment of the healthcare industry continues to evolve in response to dynamic social and economic influences.

Public Information and Taxes:

    Real estate in Washington County is subject to a general tax which is referred to as the ad valorem property tax. The property tax is based upon the value of the property, which is used as a tax base when all property values in the county are totaled.

    The amount of property tax due on a property is determined by multiplying the assessed value by a mill levy rate (per $1,000 of assessed value) which is established for each taxing district. The tax is established on the basis of the assessed value of the property on January lst of each year.

    Special assessments for streets, sewers, sidewalks, utilities, etc., which are installed by the municipality, may be assessed against the property as a special assessment tax. Normally, the owner has the right of prepayment, or the special tax may be allocated over a fifteen year period, allowing for a small annual payment with interest on the balance due.

Legal Description:

    A tract of land located in the northeast quarter (NE/4) of Section 29, Township 42 South, Range 15 West, Salt Lake Base and Meridian, more particularly described as follows:

         Beginning at a point which lies North 0 degrees 41 minutes 53 seconds East 250.52 feet along the Center Section line from the Center of Section 29, Township 42 South, Range 15 West, Salt Lake Base and Meridian, and running thence North 0 degrees 41 minutes 53 seconds East 239.25 feet to a point on the Southerly Right of Way line of 200 South Street, said point being also on a curve to the right, the radius point of which bears South 40 degrees 04 minutes 43 seconds East 35.36 feet distant; thence Northeasterly along said Right of Way and the arc of said curve through a central angle of 41 degrees 40 minutes 17 seconds, a distance of
         25.72 feet to the point of tangency; thence South 88 degrees 24 minutes 46 seconds East 309.92 feet along said Right of Way to the point of a 20.00 foot radius curve to the right; thence Southeasterly along said Right of Way and the arc of said curve through a central angle of 90 degrees 00 minutes 00 seconds, a distance of 31.42 feet to the point of tangency, said point being also on the Westerly Right of Way of 1200 East Street; thence South I degree 35 minutes 34 seconds West 228.17 feet along said Westerly Right of Way; thence North 88 degrees 24 minutes 26 seconds West 349.69 feet to the point of beginning, City of St. George, Washington County, Utah.

         Containing 87111.29 sq. ft. (1.99 acres), more or less.

[St George, Washington County, Utah Plat of Subject Property Book 13 page
20-E]






                           18a

Tax Data:

         Account #0315393
         Serial #SG-1739-A-8-A
         Assessed Value:             295005
         1996 Tax Rate:              11.406 mills
         1996 Taxes:                 $3,364.83

Statement of Current Ownership:

    The appraiser has inspected and researched the public records in the county courthouse. The public records indicate that the property legally described rests with the following, considered to be the owner of said property.

         Robert A. Brooks
         646 Edgewater Road
         Wichita, Kansas 67230


History of Property Ownership:

Grantor: Larkin-Gifford Developments, LLC
Grantee: Robert A. Brooks
Deed:    WD Bk 1063, Pg 794
         Date: 12-27-96

Grantor: Ribelaca Future, LC
Grantee: Larkin-Gifford Developments, LLC
Deed:    WD Bk 1063, Pg 784
         Date: 12-27-96

[Warranty Deed of Subject Property]



                           20a

City/County Data:

Location/History:

    St. George is located in the far southwest part of Utah in one of the state's nine travel regions. It is known for its colorful geology and unique history which have played major roles in giving "Color Country" its special charm, and its name. The landscape is striking with mountains climbing to over 12,000 feet, timbered plateaus, rugged and colorful canyons, turquoise-blue lakes and reservoirs, and cactus-covered deserts. The clean air, peaceful Old West lifestyle, and the openness of the western landscape add to the Color Country experience, any time of the year.

    Year round recreational opportunities are limitless in Color Country!
You can take in an exciting western rodeo, experience the thrill of mountain biking past sweeping vistas or hiking into the backcountry where you'll feel certain that you're the first human ever to set foot on the land--and you may well be. Play a round of golf any time of the year, feel the cold mist of powdery snow as you ski down a Mountainside, reel in that rainbow trout, or just relax and take in the sights. There are plenty of them.

    The history of Color Country is as diverse and colorful as the land it occupies. The names of the towns and rivers reflect the melting pot of various religious beliefs and cultures. The land-so beautiful and yet so rugged--was among the last to be explored in the nation's lower 48 states.

    The earliest known occupants of the area were the Anasazi Indians, until 1300 A.D. The Paiute Indians were the next major occupants of the area. Many of the towns and areas in southwestern Utah have Paiute names.

    Seeking religious freedom, Mormon leader Brigham Young led a group of followers westward from Illinois to Utah in 1847. They arrived in the Great Salt Lake Valley on July 24. Today Pioneer Day is annually celebrated throughout the state.

    As more Mormon pioneers came west and settled in the Great Salt Lake Valley, Brigham Young sent explorers southward to scout for new settlement locations. St. George, the largest of the settlements, was founded in 1861 and became Brigham Young's winter home. A temple was built, and today is the oldest Mormon temple in the world still in use.

    Since it was founded more than 130 years ago, St. George has been built on a distinct tradition of community pride. The City is actively involved in maintaining and building on this tradition, and as the City continues to grow, the citizens are committed to help maintain that unique spirit of community pride.

Climate:

    The climate in St. George is semi-arid with two separate rainfall seasons in the early spring and late summer. These two seasons average about 8 inches of annual precipitation. Although average maximum temperatures for the summer months are between 95 and 101 degrees Fahrenheit, the low humidity makes these temperatures agreeable.

    The Southern Utah climate features bright sunshine, low annual precipitation, clean air and a wide daily temperature range. Another attractive feature is mild winters and infrequent traces of snowfall which rarely stay on the ground more than a day.


Population:

Year     St. George    Washington County
1990       28,000          51,900
1992       32,725          55,000
1994       38,950          63,400
1995       42,000          68,500


Employment:

    Major employers (150 or more employees) in Washington County:

    Washington County School District
    Dixie Regional Medical Center
    Dixie College
    St. George City
    Wal-Mart
    Lin's Marketplace
    Skywest Airlines
    RMC Foods
    J & J Mill & Lumber
    Andrus Trucking
    St. George Ford/Lincoln
    McDonalds
    Human Resources, Inc.
    Washington County

    1994 Unemployment rate: 3.2%

Municipal Services:

    The local government is a Council/Manager, with a mayor and five elected council members and an appointed city manager.


Community Services:

    Financial Institutions:

        Number of banks:  10
        Number of savings & loans:  2


    Health Care:

        Hospital:   1 (137 beds)

        Clinics: 6

        Medical Personnel:
            MD(s)              69
            Dentist(s)         47
            DC(s)               7
            DO(s)               1
            DPM(S)              6
            DVM(S)              6


    Religious Institutions:

        Protestant Churches:  18
        Catholic Church:       1

    Education Facilities:

        Public Schools               No.
            Elementary               15
            Middle School             4
            High School               5
            Alternative H.S.          1

        Private Schools
            Elementary                4
            Middle/High School        1

        Higher Education
            Dixie College       Avg. quarterly enrollment 4,000

    Housing:

    The Washington County Board of Realtors reports the average home, consisting of three bedrooms and two baths (approximately 1500 square feet) sells for $110,000.00. The annual property tax on such a home is about $1,100.00.


    Recreational Facilities:

        Type of facility:
            Public tennis court(s)
            Public swimming pool(s)
            Public park(s)
            Public golf course(s)

         Country Club available: Yes

         Nearest public access to lake or river: 12 miles
            Activities allowed:
                 Fishing, boating, camping, and touring.


    Convention/Lodging Facilities:
        Motels:  34 (2310 rooms)


    Media:
        There is a daily newspaper, 7 radio stations, regular TV channels received, and cable channels available.


Transportation:

    Highways:

        Interstate (N-S)     I-15/0 miles
        Interstate (E)       I-70/125 miles
        US/State (E)         U-9/7 miles;US-89/58 miles
        State (NW)           U-18/0 miles


    Air:

        Public airport:      Aero West & Sky West/The Delta
            Connection; as well as charter service

Utilities:

    Electric Service: St. George City; Utah Power
    Natural Gas: Mountain Fuel Supply
    Water: St. George City
    Sanitation: St. George City
    Telephone: U.S. West Communications


State and Local Taxes:

    Sales tax rate of 5.875 on all purchases.


Conclusion:

    St. George is the economic center of south Utah and provides retail/service support to a large metropolitan area, including a broad area around St. George and extending into Arizona and Nevada. The location, with mountains on all sides, and a mild climate that is very conducive to golf, tennis, and other types of outdoor recreational facilities, is very attractive to senior adults. This has stimulated a positive trend in virtually all property values, and active construction is evident for almost all property types throughout the city.

Character of the Neighborhood:

    The subject neighborhood, located in east St. George, is bounded by Interstate I-15 on the west and north, the Rim Rock Wash on the east, and the Virgin River on the south.
     This is a mixed neighborhood, but predominantly residential use, with homes in the $80,000.00 to $400,000.00 price range, as well as condominiums and apartments. Shopping areas, offices, restaurants and banks are located along the north and south of the neighborhood. Churches, schools, and parks are located in the neighborhood.
    This has been a very homogeneous, fast growing neighborhood.


Character of the Site:

    The subject site is located east of I-15, south of St. George Boulevard, and west of River Road, on the southwest corner of E. 200 South Street and S. 1200 East Street.
    The subject is to be known as 220 S. 1200 East Street, St. George, Utah
84770.
    The property size is: 228.17 x 349.69 x 239.25 x 25.61 x
253.34   x 31.42 = 87111.29 sq. ft., more or less (1.99 acres).
    A minimum of a 25 foot front setback (front yard), and 10 foot rear and side yard setbacks are to be provided.
    The site is fairly flat, with drainage to the southeast.
    All public utilities (water, gas, electricity, and sanitary sewer) are available to the site, as well as telephone and cable TV.
    The site is in Zone C (areas of minimal flooding), FIRM Panel #490177 0018 D, dated August 19, 1987.
    The site has condominiums and patio homes to the east, and apartments and condominiums to the south. The property between the site and I-15 is vacant, as well as the property to the northeast across 1200 East Street.
    The property across 200 South Street is commercial use.
    The subject site is very well suited for the proposed improvements (35 units Assisted Living) , with good access and very good view, as well as being homogeneous with the neighborhood.

[Enlarged Street Map of St George indicating the subject property]
                            26a

Zoning:

    The present zoning of the subject site is "R-3", Multiple Family Residential Zone. This zoning is to provide appropriate locations where medium to high density residential neighborhoods on lots of not less than 6000 square feet may be established, maintained and protected. The regulations also permit the establishment of, with proper controls, the public and semi-public uses such as churches, schools, libraries, parks and playgrounds, etc., which serve the requirements of families. The regulations are intended to prohibit those uses that would be harmful to a medium to high density residential neighborhood.

    Permitted uses:
        1. Single Family Dwellings
        2. Multiple Family Dwellings
        3. Household pets.
        4. Horticulture and gardening for personal use.
        5. Accessory uses and buildings.
        6. Residential facility for the elderly.
        7. Residential facility for the handicapped.

                         City of St. George



                         Zoning Ordinance









                       Printed October 1996





                            27a

                    CONTENTS                                 PAGE

Chapter 1:      General Provisions ......................... 1-1
Chapter 2:      Board of Adjustment ........................ 2-1
Chapter 3:      Supplementary and Qualifying Regulations ... 3-1
Chapter 4:      Nonconforming Buildings and Uses ........... 4-1
Chapter 5:      Walls, Fences and Hedges ................... 5-1
Chapter 6:      Off-Street Parking Requirements ............ 6-1
Chapter 7:      Motor Vehicle Access and Loading ........... 7-1
Chapter 8:      Conditional Uses ........................... 8-1
Chapter 9:      Design Standards for Single and
                 Two-Family Dwellings Outside a MH Zone .... 9-1
Chapter 10:     Construction Subject to Geologic, Flood or
                 Other Natural Hazards ..................... 10-1
Chapter 1OA:    Hillside Development ...................... 1OA-1
Chapter 11:     Zones ...................................... 11-1
Chapter 12:     Open Space Zone ............................ 12-1
Chapter 13:     Residential Estates Zone ................... 13-1
Chapter 14:     Single Family Residential Zone ............. 14-1
Chapter 15:     Multiple Family Residential Zone ........... 15-1
Chapter 16:     Mobile Home Zone ........................... 16-1
Chapter 17:     Planned Development Zone ................... 17-1
Chapter 18:     Administrative & Professional Office Zone .. 18-1
Chapter 19:     Commercial Zone ............................ 19-1
Chapter 20:     Manufacturing Zone ......................... 20-1
Chapter 21:     Agriculture Zone ........................... 21-1
Chapter 22:     Mining & Grazing Zone ...................... 22-1
Chapter 23:     Landmark Sites ............................. 23-1
Chapter 23A:    Historic District ......................... 23A-1
Chapter 24:     Definitions ................................ 24-1
Chapter 25:     Miscellaneous .............................. 25-1








                                27b

                    Chapter Fifteen
            MULTIPLE FAMILY RESIDENTIAL ZONES
                                                        Page
15-1 Purpose .......................................... 15-1
15-2 Permitted Uses ................................... 15-1
15-3 Conditional Uses ................................. 15-3
15-4 Height Regulations ............................... 15-3
15-5 Density Regulations .............................. 15-3
15-6 Area, Width and Yard Requirements ................ 15-4
15-7 Modifying Regulations ............................ 15-4

                      Chapter 15-A
                  RESORT OVERLAY ZONE
                                                        Page
15A-1 Purpose ......................................... 15A-1
15A-2 Establishment of Resort Overlay Zones ........... 15A-1
15A-3 Qualifying Criteria ............................. 15A-2
15A-4 Existing Resort Areas ........................... 15A-2








                          27c

         Chapter 15.  MULTIPLE FAMILY RESIDENTIAL ZONES
                      R-2, R-3, R-4

15-1   Purpose:

    To provide appropriate locations where medium to high density residential neighborhoods on lots of not less than 6,000 sq. ft. may be established, maintained and protected. the regulations also permit the establishment of, with proper controls,the public and semi-public uses such as churches, schools, libraries, parks and playgrounds, etc., which serve the requirements of families. The regulations are intended to prohibit those uses that would be harmful to a medium to high density residential neighborhood.

15-2 Permitted Uses:

    1.    Single Family Dwellings

    2. Multiple Family Dwellings - all new construction required unless otherwise approved by the Commission. (Townhouses or condominiums - minimum project - 4 units).

    3.    Household pets

    4.    Horticulture and gardening for personal use.

    5.    Accessory uses and buildings

    6. Residential facility for the elderly providing it meets the following criteria:

        a. conforms to all applicable building, safety, zoning, and health ordinances applicable to similar dwellings;

        b. is capable of use as a residential facility for elderly persons without structural or landscaping alterations that would change the structure's residential character;

        c. is not located within three-quarters mile of another residential facility for elderly persons or residential facility for handicapped persons;

        d. is not being occupied by any person being treated for alcoholism or drug abuse;

        e. placement is on a strictly voluntary basis and not a part of, or in lieu of, confinement, rehabilitation, or treatment in a correctional facility;
                               15-1
                               27d

       f. is occupied on a 24 hour-per-day basis by eight or fewer elderly persons in a family-type arrangement;

       g. is not operated as a business as defined in 5-1-3, St. George City Code, provided that any fee charged for food or for actual and necessary costs of operation and maintenance of the facility shall not by themselves cause it to be considered a business; and

       h. is owned by one of the residents or by an immediate family member of one of the residents, or is a facility for which the title has been placed in trust for a resident.

    7. Residential facility for handicapped persons provided it meets the following criteria:

       a. meets all municipal building, safety and health ordinances applicable to similar dwellings;

       b. provides assurance through the operator that the residents of the facility will be properly supervised on a 24 hour basis;

       c. is capable of use as a residential facility for handicapped persons without structural or landscaping alterations that would change the structure's residential character;

       d. is not located within three-quarters mile of another residential facility for handicapped persons;

       e. is not occupied by any person being treated for alcoholism or drug abuse;

       f.     is not occupied by any person who is violent;

       g. is on a strictly voluntary basis and not a part of, or in lieu of, confinement, rehabilitation, or treatment in a correctional facility;

       h. is occupied on a 24 hour-per-day basis by eight or fewer handicapped persons in a family-type arrangement under the supervision of a house family member or manager; and

       i. is operated by or under contract with the Utah Department of Human Services.

                               15-2
                                27e

    8. Home occupations as defined herein and prescribed in the City of St. George Home Occupation Ordinance.

15-3 Conditional Uses:

    1.    Church

    2.    School

    3.    Park or playground

    4.    Public utilities and facilities.

    5. Child nursery as defined herein. The dwelling shall be the permanent residence of the operator. The use may be conducted only within a single family dwelling located within the multiple family zone. No multiple family dwelling may be approved for a child nursery. Parking shall be as required by the Planning Commission. All other requirements of the zone shall be complied with.

    6.    Rest homes or convalescent hospitals.

    7. Other uses approved by the Planning Commission as being in harmony with the intent of the zone and similar in nature to the above listed uses.

15-4 Height Regulations - No main building shall be erected to a height greater than 35 feet or two and one-half stories, whichever is lesser, and no accessory building shall be erected to a Height greater than one story or IS feet unless recommended by the Planning Commission and approved by the City Council as a conditional use permit (see Section 3-14 for restrictions).

15-5 Density Regulations - A lot size minimum of 6,000 sq. ft. shall be required for any single family dwelling or the first unit of a multiple family development. Additional units may be added according to the following schedule (in sq. ft.):

         Units                   R-2       R-3            R-4


         lst unit               6,000     6,000           6,000
         2nd unit*              2,000     2,000           2,000
         3rd & 4th units*     see note*   2,700/unit**    2,000/unit
         Additional units*    see note*   3,200/unit      1,700/unit

         *Except that there shall be 6,000 sq. ft. for each detached single family dwelling. Also, 8,000 sq. ft. shall be required for each two-family dwelling in the R-2 Zone.

         **Lots approved and recorded as of the effective date (12-16-93) of this amendment may qualify for up to a four-plex dwelling structure provided the lot size is at least 12,800 sq. ft. in area.

                                     15-3
                                      27f

Density may be further limited by off-street parking requirements and by open space requirements. (see 15-7.7 and 15-7.11)

15-6 Area, Width and Yard Requirements:


Zone     Area Minimum    Lot Width Minimum     Minimum Yard Setbacks
                                                 Front Side Rear
R-2        6,000 sq ft       65'                   25'  10'  10'
R-3        6,000 sq ft       70'                   25'  10'  10'
R-4        6,000 sq ft       70'                   25'  10'  10'


15-7 Modifying Regulations:

     1. The side and rear yard setback on a street side yard shall be the same as for a front yard setback. (Setback requirement is 25' from any public street).

     2. Private garages and accessory buildings located to the rear and at least 10 feet away from the main dwelling may be built to the property line provided that (1) the roof shall not project across the property line , (2) storm water runoff from the building shall not run onto adjacent property, and
(3) all corner lots shall maintain 25 feet on the street side. Detached private garages and accessory buildings shall not exceed 1,000 sq. ft. in size unless a larger building is approved by the Planning Commission.

     3. A "zero" side yard setback may be used for all two family lots in a planned subdivision or development. In such cases, the opposite side yard shall not be less than a combination of the side yards otherwise required.

     4. Any fractional amount of square footage left over in calculating density may not be considered toward an additional dwelling unit unless the full required amount of land is available.

     5. In areas where the front yard setback on adjacent property is less than 25', new construction may be constructed at the lesser front yard setback requirements; however, in a case where the lesser setbacks of the adjacent properties on either side are different, the setback shall be a distance that is halfway between the distance of the other two setbacks; or in a case where one of the setbacks is greater than 25', the setback shall be a distance that is halfway between the distance of the lesser adjacent setback and 25'; but in no case shall the setback be less than 20'.

     6. In the R-2 zone, no multiple family dwelling shall contain more than two dwelling units per building.

     7. A minimum of 30 of the lot area shall be maintained in open green space or landscaped area and at least 70% of the front setback area shall be maintained as landscaped area.

                            15-4

                             27g

     8. Multi-family dwellings which are 2 or more storied above grade in height and which are adjacent to a single-family zone shall maintain a 25' setback adjacent to the single-family zone boundary, and a 20' setback adjacent to other residential zones, including the PD Planned Development Residential Zone.

     9. Front yard setback from private streets shall be 8 feet minimum from back of curb for any main building, and shall be 18 feet minimum from back of curb for garages or carports for projects started after April 4, 1991, except that an 8 foot setback is allowed from a private street in the area bounded by I-15 on the east and south, Bluff Street on the west, and the Red Hill on the north. In addition the Planning Commission may allow an 81 front setback on hillside developments where it is determined that adequate off-street parking is provided and the reduced setback will reduce the overall amount of hillside excavation. Projects which have received preliminary plat approval prior to April 4, 1991 and have less than an 18' front setback off a private street may complete the project according to the preliminary plat.

     10. In group dwellings, no two buildings may be located closer together than 10 feet for one story buildings, 15 feet for 2 story buildings, and 20 feet for 2 1/2 story buildings.

     11. In developments with 5 or more units, there shall be provided useable recreation or playground areas outside of the front yard setback, with a total minimum area of 1,000 sq. ft. for 5 units and an additional 200 sq. ft. for each unit over 5 units. The average width and length of each useable recreation or playground area shall not be less than 20 feet or as approved by the Planning Commission. At least 50% or the useable area shall be in the form of open playground or green space.

     12. Except for the required street side yard setback of 25', a lot which i s developed with only one single family dwelling may have side yard setbacks of 8' and 10'.

     13. A multi-family development with a density of 12 dwelling units/acre or more shall have access via collector, or arterial roads, or via local access roads (50 ft. minimum right-of-way) which are not part of a single family subdivision, including mobile home subdivisions.

     Any multi-family development with a density of 12 dwelling units/acre or more and having more than 20 dwelling units in the project or a phase thereof shall be considered a conditional use and subject to the provisions of Chapter 8, if the only access roads are via local neighborhood streets (with 50 feet or less right-of-way) through a single family subdivision, including mobile home subdivisions.

     If a collector or arterial road (60' or more right-of-way) will be completed and available for use at the time of occupancy as

                               15-5

                                27h
determined by the City Engineer, then the multi-family development shall be considered a permitted use rather than a conditional use.

     14. A multi-family development with a density of 12 d.u./acre or more and having 20 or more total dwelling units shall be subject to design review approval by the City Council. The City Council after hearing the recommendation of the Planning Commission may approve, approve with conditions, or deny the proposed design plan for such multi-family developments. Applicants shall submit a site plan and elevation drawings showing the project's overall design plan including landscaping and proposed building exteriors. The Planning Commission and City Council shall review the design plans to determine whether the proposed development will be compatible with the character of adjacent and surrounding developments, and whether aesthetically the development is harmonious with the character of the neighborhood in terms of style, materials and colors.







                               15-6
                                27i

Highest and Best Use:

     1. The reasonable and probable use that supports the highest present value of vacant land or improved property, as defined, as of the date of appraisal.
     2. The reasonably probable and legal use of land or sites as though vacant, found to be physically possible, appropriately supported, financially feasible, and that results in the highest present land value.
     3.   The most profitable use.
     4. Implied in these definitions is that the determination of highest and best use takes into account the contribution of a specific use to the community and community development goals, as well as the benefits of that use to individual property owners. Hence, in certain situations, the highest and best use of land may be for parks, greenbelts, preservation, conservation, wildlife habitats, and the like.


Conclusion:

     The proposed use of the subject site is a legal use.
     The size of the subject site and the location makes it physically permissible for the proposed use as an Assisted Living Facility.
     The present zoning of the subject site, "R-3", permits residential use. The most financially feasible and profitable use is the proposed use as an
Assisted Living Facility.

The Cost Approach:

     The cost approach is a set of procedures in which an appraiser derives a value indication by estimating the current cost to reproduce the existing structures, deducting for all accrued depreciation in the property, and adding the estimated land value.

Land Sales:



[Picture of Property]




#1 Address: W side of 1200 East, between 200 South & 300 South Legal Description: Beg at pt in N R/W Ln 300 South St being N 0*43'13" W alg C/S/L 2546.86 ft fm S/4 cor Sec 29 T42S
         R15W; Th S 89*51'16" E alg sd N R/W Ln 325.20 ft to pt curv; Th lft 31.42 ft alg arc cur rad bear 20 ft ctrl ang 90* to pt on W R/W Ln 1200 East St; Th N 0*08'44" E
         alg sd W R/W Ln 508 ft to pt curv; Th lft 31.42 ft alg
         arc cur rad 20 ft ctrl ang 90* to pt on S R/W Ln 200
         South St; Th N 89*51'l6" W alg sd S R/W Ln 309.92 ft
         to pt curv; Th lft 25.61 ft alg arc cur rad 35.36 ft ctrl ang 41*30'16" to C/S/L; Th S 0*43'13" E alg C/S/L 539.18
         ft to N R/W Ln 300 South St & POB.

Grantor: Ribelaca Future, LC
Grantee: Larkin-Gifford Developments, LLC

         Date of Sale: 12-27-96            Sale Price: $400,000.00
         Deed: WD Bk 1063, Pg 784          Site Area: 191228.4 Sq. ft.
         Conditions: Cash at closing
         Zoning: R-3                      Unit Price: $2.091/SF
         Utilities: All available
         Tax Key: SG-1739-A-8-A

Remarks: Vacant land at the time of sale. Sale was confirmed with Art Barney.

[Picture of Property]

#2       Address: SW cor of 200 South & 1200 East
         Legal Description: Beg at a pt which lies N 0*41'53" E 250.52 ft alg the C/S/L frm the Cntr of Sec 29, T42S, Rl5W, Salt Lake Base & Meridian, and rnng thnc N 0*41'53" E 239.25 ft to a pt on the Sly R/W Ln of 200 South St, sd pt bng also on a curv to the rght, the rad pt of which bears S 40*04'43" E 35.36 ft distant; Th NEly alg sd R/W and the arc of sd curv through a cntrl ang of 41*40'17" a distance of 25.72 ft to the pt of tangency; Th S 88*24'46" E 309.92 ft alg sd R/W to the pt of a 20 ft rad curv to the rght; Th SEly alg sd R/W and the arc of sd curv through a cntrl ang of 90*00'00", a dist of 31.42 ft to the pt of tangency, sd pt bng also on the Wly R/W of 120 0 East St; Th S 1*35'34" W 228.17 ft alg sd Wly R/W; Th
         N 88*24'26" W 349.69 ft to the pt of beg.

Grantor: Larkin-Gifford Developments, LLC
Grantee: Robert A. Brooks

         Date of Sale: 12-27-96           Sale Price: $200,000.00
         Deed: WD Bk 1063, Pg 794         Site Area: 87111.29 Sq. ft.
         Conditions: Cash at closing
         Zoning: R-3                      Unit Price: $2.295/SF
         Utilities: All available
         Tax Key: SG-1739-A-8-B

Remarks: Vacant land at the time of sale.  Subject property.

[Picture of Property]

#3       Address: 1100 East & 400 South
         Legal Description: That portion of Blk 36,
         Plat "B", St. George City Survey, lying east of Interstate 15.

Grantor: The W. Brown Hail Family Living Trust
Grantee: Lornakids 1983, Ltd.

         Date of Sale: 12-2-96         Sale Price: $115,000.00
         Deed: WD Bk 1056, Pg 531      Site Area: 57499.2 Sq. ft.
         Conditions: Cash at closing
         Zoning: R-3                  Unit Price: $2.00/SF
         Utilities: All available
         Tax Key: SG-1016-A

         Remarks: Vacant land at the time of sale. Apartments are under construction.

[Picture of property]



#4       Address: 400 East & Sunland Dr.
         Legal Description: Adams property in Southern Oaks Estates; Parcel in Phase 1A; containing .273 acres.

Grantor: Terry Gubser Ward
Grantee: Spectra-Valley Development Corp.

         Date of Sale: 1-30-96         Sale Price: $35,000.00
         Deed: WD Bk 971, Pg 248       Site Area: 11891.88 Sq. ft.
         Conditions:  Cash at closing
         Zoning: R-3                   Unit Price: $2.94/SF
         Utilities: All available
         Tax Key:_ SG-5-2-31-1203

Remarks: Vacant land at the time of sale.

[Picture of Property]

#5       Address: NW corner of W. Sunset Blvd. & 2100 West
         Legal Description: West part of: Beg on W Ln Dixie Downs Rd at Pt S 89*13'27" W 40 ft fm NE cor Sec 22, T42S, R16W & Th S 0*56'37" E alg W Ln 572.57 ft; Th alg arc 50 ft rad cur rgt
              85.75 ft(Ch bear S 48*11'41" W 75.62 ft) to N R/W Ln Sunset Blvd; Th NWly alg arc 1860 ft rad cur rgt 390.50 ft (Ch bear N 76*40'15" W 389.78 ft) ; Th N 70*39'23" W alg N R/W Ln 923.79
              ft to W Ln NE/4 NE/4 Sec 22, Th N Th N 0*56'35" W alg Ln 209.50 ft to EC/L; Th N 89*13'27" E 1301.41 ft alg SEC/L to POB. Less Ely 8.57 acres.

         Grantor: Church of Jesus Christ of Latter-Day Saints
         Grantee: Mountain American Credit Union

         Date of Sale: 1-6-97             Sale Price: $335,000.00
         Deed: WD                         Site Area: 75620.16 Sq. ft.
         Conditions:  Cash at closing
         Zoning: C-3                      Unit Price: $4.43/SF
         Utilities: All available
         Tax Key: SG-6-2-22-1100

         Remarks: Vacant land at the time of sale.

Listing: (Comp #6)


[Picture of property]


#1     Address: NE corner of 2100 West & Sunset Blvd.
       Legal Description: East part of: Beg on W Ln Dixie Downs Rd at Pt S 89*13'27" W 40 ft fm NE cor Sec 22, T42S, R16W & Th S 0*56'37" E alg W Ln 572.57 ft; Th alg arc 50 ft rad cur rgt 85.75 ft (Ch bear S48*11'41" W 75.62 ft) to N R/W Ln Sunset Blvd; Th NWly alg arc 1860 ft radcur rgt 390.50 ft (Ch bear N 76*40'15"
            W 389.78 ft);Th N 70*39'23" W alg NR/W Ln 923.79 ft to W Ln NE/4
            NE/4 Sec 2; Th N 0*56'35" W alg Ln 209.50 ft to SEC/L;
            Th N 89*13'27" E 1301.41 ft alg SEC/L 2 POB. Less Ely 8.57 acres.

Grantor: Church of Jesus Christ of Latter-Day Saints
Grantee:

         Date of Sale: For Sale              Asking Price: $589,000.00
         Deed:                               Site Area: 107070.48 Sq. ft.
         Conditions:
         Zoning: C-3                         Unit Price: $5.501/SF
         Utilities: All available
         Tax Key: SG-6-2-22-1100

Remarks: Vacant land.

Summary:
              Subject  Sale #1  Sale #2  Sale #3  Sale #4  Sale #5  #6 Listing


Sale Date              12-27-96 12-27-96 12-2-96  1-30-96   1-6-97
Sale Price             $400,000 $200,000 $115,000 $35,000  $335,000
Asking Price                                                          $589,000
Site Area(SF) 87111.29 191228.4 87111.29  57499.2  11891.88 75620.16 107070.48
Zoning          R-3      R-3      R-3       R-3      R-3      C-3       C-3
Utilities       All      All      All       All      All      All       All
Unit Price              $2.09    $2.29     $2.00   $2.94     $4.43     $5.50
Adjustments:
  Zoning                                                     - 45%     - 45%
  Location

Total Adj.               -0-      -0-       -0-      -0-     -1.99     -2.48

Ind.Unit Price          $2.09    $2.29    $2.00    $2.94     $2.44     $3.02


     The sales give an indicated value range of $2.00 to $3.02 per square foot.
     Most weight is given to Sales #1, #2, and #3.
     Adjustment is made for zoning.
     Sale #2 is the sale of the subject property.

Conclusion:

     With consideration given to the zoning, location, and utilities, the indicated adjusted unit value is $2.30 per square foot.

         The indicated value of the site is:

         87111.29 Sq. ft. x $2.30 = $200,355.96
                          round to $200,350.00

[Map indicating the Compared Properties 1-6]

                          page 37a

Description of Improvements:

     The proposed improvement is a one story frame, stone veneer front, with vinyl siding, slab floor, asphalt shingle roof, designed for 35 Assisted Living Units.
     There are: Fifteen Studio Units, Seventeen One Bedroom Units, and Three Two Bedroom Units, all with kitchenettes.
     Other rooms: Entry, Living Room, Dining Room, Kitchen, Pantry, Library, Salon, Activity Room, Conference Room, Office, Reception Area, Medicine Room, Wellness Room, Residential Laundry, Facility Laundry, Central Bath, Smoke Lounge, and Lounge.
     Exterior: Porches, Courtyard, and patios.
     There is wood floor, carpet, vinyl and resilient flooring, painted walls, oak wood doors, aluminum insulated windows, woodburning fireplace, oak millwork, communication system, fire sprinkler system, and key-pad security door system.
     Asphalt drive, parking area with 28 marked parking spaces, and landscaping with sprinkler system.


          Assisted Living Units:


               Studio Unit      (15)  324 Sq. Ft.
               One Bedroom Unit (17)  380 Sq. Ft.
               Two Bedroom Unit  (3)  627 Sq. Ft.

Total Units  Sq. Ft  13201 Sq. Ft.

          Accessory Rooms:

               Entry                         100 Sq. Ft.
               Living Room                   396 Sq. Ft.
               Dining Room                  1083 Sq. Ft.
               Kitchen/Pantry                542 Sq. Ft.
               Library                       183 Sq. Ft.
               Activity Room                 219 Sq. Ft.
               Salon                         150 Sq. Ft.
               Conference Room               166 Sq. Ft.
               Office/Reception/Med. Rm.     468 Sq. Ft.
               Wellness Room                 273 Sq. Ft.
               Residential Laundry            74 Sq. Ft.
               Facility Laundry              162 Sq. Ft.
               Smoke Lounge                  139 Sq. Ft.
               Lounge                        396 Sq. Ft.
               Central Bath                  155 Sq. Ft.
               Sun Room                      454 Sq. Ft.
               Mechanical & Storage          126 Sq. Ft.
               Misc. & Corridors            4524 Sq. Ft.

               Total Actual Building Area  22811 Sq. Ft.

[Floor plan for a typical unit type  A' with patio.]

                         38a

[Floor plan of a typical unit type  A' without patio]

                         38b

[Floor plan of typical unit Type  B']

                         38c

[Floor plan of typical unit type  C']

                         38d

[Orientation plan of the entire building]

                         38e

[Floor plan of the entire building]
                         38f

[Exterior Elevation plan]
                         38g

[Preliminary Site Plan]
                         38h

Cost Approach:


Reproduction Cost-New of Improvements
         (Using Marshall and Swift Cost Handbook)


Building Cost-New  22811 Sq. Ft.        $1,710,825.00
Porches, Courtyard, Patio                   39,740.00
Equipment                                  145,000.00


Reproduction Cost-New                   $1,895,565.00


Depreciation:
Physical             -0-
Functional           -0-
Economic             -0-


Total Depreciated Value of Improvements  $1,895,565.00

Site Improvements:
Driveway and Parking Area                   275,500.00
Landscaping                                  50,000.00

Site                                        200,350.00

Developer Fee                               100,000.00

Construction Overhead                       237,800.00

Indicated Total Cost                     $2,759,215.00
                              round to   $2,759,200.00

Conclusion:

         The indicated value of land and improvements is $2,759,200.00.

         This is: Per Unit (35)                $78,834.28
                  Per Sq. ft. of Building          $120.95


         From April 1996, Assisted Living Development Cost Survey by Capital Valuation Group.

                Total Dev. Cost/Sq Ft  Total Dev. Cost/Unit


         Northeast           128.00      $95,300.00
         Southeast           118.00       79,600.00
         North Central       138.00       95,900.00
         South Central       105.00       71,600.00
         West                107.00       89,400.00

         Average            $119.00      $84,200.00

The subject property is in the West Region.

The indicated value of subject property per Unit is $78,834.28, or 6.37% below the national average.

The indicated value of subject property per Square Foot of building is $120.95, or 1.64% above the national average.


The indicated value of the land and improvements by the Cost Approach is:
         $2,759,200.00

Income Approach:

     Income capitalization approach: A set of procedures in which an appraiser derives a value indication for income-producing property by converting anticipated benefits into property value. This conversion is accomplished either by; 1) capitalizing a single year's income expectancy or an annual average of several year's income expectancies at a market-derived capitalization rate or a capitalization rate that reflects a specified income pattern, return on investment, and change in the value of the investment; or 2) discounting the annual cash flows for the holding period and the reversion at a specified yield rate.

The City of St. George has 11 Care Facilities:

Retirement Homes:
     The Meadows Retirement Community                              89 Beds
          950 S. 400 East
     Mesa Manor Apartments                                              12
          28 S. 900 East

Assisted Living Facilities:

     Ann's Private Care                                                  8
          712 E. 600 South
     Behavioral Medicine                                               N/A
          Dixie Regional Medical Center
          544 S. 400 East
     Durham Care Assisted Living                                         5
         1239 W. 4200 North

Nursing Homes:

     Brookside Private Care                                            N/A
          Vermillion
     Color Country Care Center                                           5
          233 S. 100 East
     Porter's Nursing Home                                              53
          126 W. 200 North
     Red Cliffs Regional                                               124
          1745 E. 280 North
     Rosecrest Manor                                                   N/A
          48 W. 700 South
     St. George Care & Rehabilitation Center                           159
          1032 E. 100 South

Proposed Care Facility:

     Retirement apartment (60 beds) and a second phase of (30 beds) Assisted Living Units, is proposed for the old Dixie Downs.

Rents in St. George are $875.00 to $2,500.00 per month.


Behavioral Medicine:                 $1,850.00 to $2,500.00/month
     Dixie Regional Medical Center

Ann's Private Care:                  $1,450.00 to $1,650.00/month

Rosecrest Manor:                     $875.00 per month (apartment)

The Meadows Retirement Community:    $1,870.00 to $1,890.00/month
     Assisted Living Units



Sterling House at Broadmoor, Colorado Springs, Colorado, has 37 Assisted Living Units, opened in September 1996, and has been 97% or more occupied for the past three months.

         Average unit rents:
         Studio                    $1,860.00 per month
         One Bedroom                2,130.00 "     "
         Deluxe One Bedroom         2,360.00 "     "
         Spouse                       800.00 "     "
         Community Fee (one-time)   2,000.00

         Average expenses per month:
         Employees                    $24,000.00
         Administrative                 1,580.00
         Maintenance & Supply           1,580.00
         Utilities, Taxes & Insurance   5,730.00
         Dietary                        4,973.00
         Repair/Replacement Reserve       797.00
         Marketing                      2,390.00
         Management & Royalty           7,968.00

         Total Monthly Expenses       $49,018.00

         Average expenses are 61.50% of monthly income.

Typical rents from Sterling House Facilities in Kansas:


Sterling House at Tallgrass
     8600 E. 21st St. North, Wichita, KS

Lessor:  Sterling House of Wichita LLC
Lessee:  Various

Date of Lease: Various              Annual Rent: $466,800.00 Avg.
Term: Month-to-month                Site Dimensions: Rectangular
Deposit: $500.00 entry fee          Site Area: 83911 Sq. ft.
Zoning: AA, w/CUP                   Improvement Area: 16010 Sq. ft.
Utilities: All available            Lessee Pays: Rent only
Key No.: C-49529                    Rent/SF/Mo.: Various
No. of Units: 26                    Land/Bldg.Ratio: 5.24/1
Occupancy: 98%                      Built: 1993; Opened 10-93

Remarks: Typically, units are occupied by singles. Currently, one unit is occupied by a couple.


         Type               Rent/Mo. (1 Person)               Sq. ft.
                          1-2-3 Levels of Service


      Studio         $1,295.00     $1,545.00     $1,795.00      294
      1 Bedroom       1,495.00      1,745.00      1,995.00      319
      1 Bedroom       1,695.00      1,945.00      2,195.00      360
      Extra Person      375.00        625.00        875.00


Expenses average 65% of monthly income.


Services Available:

Utilities paid                 Van service
Medical assistance             Personal (bathing; dressing)
24 hour staff                  3 meals per day
Houskeeping & laundry weekly   Central tenant laundry
Secure premises

Description:

     One story brick/stone and frame construction on slab, composition roof, insulated glass windows, forced air heating and cooling, center courtyard, entry, living room, dining room, kitchen, library, activity room, and offices. 26 unit Assested Living Facility.

Sterling House of Derby
     1709 Walnut Grove, Derby, KS

Lessor:  Master's Assoc., LLC
Lessee:  Various

Date of Lease: Various              Annual Rent: $537,000.00
Term: Month-to-month                Site Dimensions: Rectangular
Deposit: $500.00 entry fee          Site Area: 134412 Sq. ft.
Zoning: Multiple Family             Improvement Area: 16010 Sq. ft.
Utilities: All available            Lessee Pays: Rent only
Key No.: RO-DY-5227                 Rent/SF/Mo.: Various
No. of Units: 26                    Land/Bldg.Ratio: 8.39/1
Occupancy: 98%                      Built: 1993; Opened 4-94

Remarks: Currently all single occupants.


         Type                                Rent/Mo.     Sq. ft.


         Studio                             $1,450.00      300
         1 Bedroom                           1,650.00      320
         Deluxe 1 Bedroom                    1,800.00      360

         Spouse                                575.00


Expenses average 61% of monthly income.


Services Available:

Utilities paid                    Personal (bathing; dressing)
Medical assistance                3 meals per day
24 hour staff                     Central tenant laundry
Housekeeping & laundry weekly     Secure premises







Description:

     One story brick/stone and frame construction on slab, composition roof, insulated glass windows, forced air heating and cooling, center courtyard, entry, living room, dining room, kitchen, library, activity room, and offices. 26 unit Assisted Living Facility.

Sterling House of Hays
     1800 27th St. East, Hays, KS

Lessor:  Master's Assoc.  LLC
Lessee:  Various

Date of Lease: Various              Annual Rent: $670,800.00
Term: Month-to-month                Site Dimensions: Rectangular
Deposit: $500.00 entry fee          Site Area: 94500 Sq. ft.
Zoning: Multi-Family                Improvements: 18467 Sq. ft.
Utilities: All available            Lessee Pays: Rent only
Key No.: NA                         Rent/SF/Mo.: Various
No. of Units: 33                    Land/Bldg.Ratio: 5.11/1
Occupancy: 91%                      Built: 1995; Opened 6-95

Remarks: Currently all single occupants.


         Type                                Rent/Mo.      Sq. ft.


         Studio                             $1,400.00        300
         1 Bedroom                           1,550.00        320
         Deluxe 1 Bedroom                    1,750.00        360

         Spouse                                375.00


Expenses average 55% to 60% of monthly income.


Services Available:

Utilities paid                   Personal (bathing; dressing)
Medical assistance               3 meals per day
24 hour staff                    Central tenant laundry
Housekeeping & laundry weekly    Secure premises


Description:

     One story brick/stone and frame construction on slab, composition roof, insulated glass windows, forced air heating and cooling, center courtyard, entry, living room, dining room, kitchen, library, activity room, and offices. 33 unit Assisted Living Facility.

Conclusion:

     With the strong demand for Health Care in St. George, projected rents are based on available rents in St. George, and similar units in Colorado and Kansas.

     There appears to be a good growing need for Assisted Living Facilities, and the proposed rents and services are in line with other facilities.

Proposed Rents:

     The subject is a proposed one-story courtyard style building, with 35 assisted living units: (15) Studio Units, (17) One Bedroom Units, and (3) Two Bedroom Units.

     The proposed rents and expenses are based on similar Assisted Living Facilities.

Proposed rents for subject:


        Unit           Sq. ft.   Per Month,   Each    Per Month


        Studio          324     $1,875.00     (15)   $28,125.00
        One Bedroom     380      2,155.00     (17)    36,635.00
        Two Bedroom     618      3,550.00      (3)    10,650.00
        Spouse                   1,200.00  (est.3)     3,600.00


Community Fee $2,000.00 (one time)
     Total estimated potential income per month: $79,010.00
     The Community Fee is not included in the potential income per month, as this is a one-time entry fee.


          Estimated potential income per year is $948,120.00.

Monthly Expenses (estimated):

         Employees                                          $22,515.00
         Administrative, Office Expense                       2,252.00
         Maint/Repair & Replacement Reserve                   2,252.00
         Utilities, Taxes & Insurance                         7,508.00
         Dietary                                              5,254.00
         Marketing                                            2,252.00
         Management                                           3,004.00

         Total Monthly Expenses                             $45,037.00

         Total estimated expenses per year is:      $540,444.00

Services Available to Tenants:

Utilities paid                     Personal (bathing; dressing)
Medical assistance                 3 meals per day
24 hour staff                      Central tenant laundry
Housekeeping & laundry weekly      Secure premises

Annual Income      ($79,010.00/Mo.)               $ 948,120.00

Vacancy         5.10%               $ 48,360.00

Adjusted Income                                     899,760.00

Expenses (estimated)                 540,444.00


Net Income                                        $ 359,316.00


Using a 11% Capitalization Rate                  $3,266,509.09
                                    round to     $3,266,500.00


Residual Cap Rate:

     From Appraisal Institute Research Department, National Market Indicators:
Fourth Quarter 1996, a 9% to 12% Capitalization Rate range is indicated.


Overall Cap Rate:

     From sales in the Direct Sales Comparison Approach, there is an indicated Capitalization Rate range of 9.42% to 12.43%.


Conclusion:

     Rents and expenses are based on the subject property at stabilized occupancy (should be between 6 and 12 months of opening of facility), after any discounts for rent-up.

     The indicated Capitalization Rate, from average National Residual Cap Rate and Direct Sales Comparison Overall Cap Rate, is 11%.

     The indicated market value from the Income Approach is:
                      $3,266,500.00

The Direct Sales Comparison Approach:

     The direct sales comparison approach to value is a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sale price of the comparables.
     The "Direct Comparison" technique is normally considered to be the most desirable method of valuation, since other people can relate to comparisons. However, the validity and accuracy of this method depends upon an adequate supply of sales of similar properties, and upon the ability to confirm and analyze the available information.
     The proper, and normal procedure, for the valuation of a site is by the direct comparison of sales of similar size, zoning, access, and utility to the subject area. Since most sales will not be identical, some adjustment will need to be made to reflect what the sales would have sold for had they been the same size, etc., in the current market place.

Picture not available








# 1  Address: Wind Chime of Walnut Creek
         2175 Ygnacio Valley Road, Walnut Creek, Calif.

Legal Description: Parcels A, B, & C as shown on the Parcel Map MS 808-83,filed 9-10-85, in Book 118 of Parcel Maps, Page 15, Contra Costa County Records.

Grantor: Wind Chime Group, LLC
Grantee: Sunrise Assisted Living

Date of Sale: 2-25-97               Sale Price: $8,400,000.00
Deed: WD                            Site Area: 85400 Sq. ft.
Conditions: Cash at closing         Bldg. Area: 42800 Sq. ft.
Zoning: PD                          Land/Bldg.Ratio: 3.99/1.0
Utilities:   All                    No. of Units: 73
Year Built: Under constr.           Unit Price(Bldg): $196.26/SF
Tax Key: NA                         Unit Price(Unit): $115,068.49
Occupancy: NA

Remarks: A two-story wood frame building with concrete tile roof, under construction, 73 units, 87 beds. The facility offers two basic floor plans; a small studio, 275 sq. ft.; and a large studio; 350 sq. ft.

Picture not available








#2       Address: Highland Hills Alterna Care
                  1501 Baldy Avenue, Pocatello, Idaho
         Legal Description: NA

         Grantor: Alterna Care, Inc.
         Grantee: Emeritus Corporation

         Date of Sale: 9-31-96                Sale Price: $3,250,000.00
         Deed: WD                             Site Area: NA
         Conditions: Cash to seller           Bldg. Area: 28126 Sq. ft.
         Zoning: NA                           Land/Bldg.Ratio: NA
         Utilities:  All                      No. of Units: 49

         Year Built:  1991                    Unit Price (Bldg): $115.55/SF
         Tax Key: NA                          Unit Price(Unit): $66,326.53
         Occupancy: NA

         Remarks: A two-story wood frame building. This is part of a package purchase of two facilities. The other is a 50-unit facility in Washington. The price allocation is based upon contributory value for each facility from an appraisal.

1501 Baldy Avenue, Pocatello, Idaho

Income Data:
     Potential Gross income:              NA
     Vacancy:                             NA
     Effective Gross Income:              $810,784.00
     Operating Expenses:                   503,802.00 (62.1%)
     Net Operating Incmoe:                $306,982.00
     (Buyer projected increase to)        $361,242.00


Consideration:

     Price:                                 $3,250,000.00
     Terms of Sale: Cash to seller
     Cash Equivalent Price:                 $3,250,000.00


Economic Indicators:

     Price Per Unit:                        $66,326.53
     Price Per Sq. Ft.:                        $115.55
     Gross Income Multiplier:                     4.01
     Overall Capitalization Rate:                 9.45% (actual)
                                                 11.12% (buyer projection)

Picture not available








#3       Address: Ridge Wind Residence
         4080 Hawthorne Rd., Chubbuck, Idaho
         Legal Description: NA

         Grantor: Ridge Wind, LLC
         Grantee: Emeritus Corporation

         Date of Sale: 2-96                  Sale Price: $4,550,000.00
         Deed: WD                            Site Area: NA
         Conditions: Cash to seller          Bldg. Area: 48865 Sq. ft.
         Zoning: NA                          Land/Bldg.Ratio: NA

         Utilities: All                      No. of Units: 80
         Year Built: 1995                    Unit Price(Bldg): $93.11/SF
         Tax Key: NA                         Unit Price(Unit): $56,875.00
         Occupancy: NA

         Remarks: A one-story wood frame structure with brick, stucco and wood exterior, 80 units (licensed for 109 beds).

4080 Hawthorne Rd., Chubbuck, Idaho

Income Data:
     Potential Gross Income:                        $1,536,000.00
     Vacancy:                                           76,800.00  (5%)
     Effective Gross Income:                         1,459,200.00
     Operating Expenses:                               899,900.00  (61.7%)
     Net Operating Incme:                             $559,300.00


Consideration:

     Price:                                         $4,400,000.00
     Plus $150,000 absorption costs
     Terms of Sale: Cash to seller
     Cash Equivalent Price:                         $4,550,000.00


Economic Indicators:

     Price Per Unit:                               $56,875.00
     Price Per Sq. Ft.:                                $93.11
     Gross Incmoe Multiplier:                            3.12 (EGIM)
     Overall Capitalization Rate:                       12.29%

[Picture of Sterling House at Tallgrass]

#4       Address: Sterling House at Tallgrass
                  8600 E. 21st, Wichita, Kansas

         Legal Description: Lot 1, Summerfield 2nd Add.

         Grantor: Sterling House Corporation
         Grantee: Meditrust of Kansas, Inc.

         Date of Sale: 3-29-96             Sale Price: $1,426,900.00
         Deed: SWD                         Site Area: 83911 Sq. ft.
         Conditions:  Cash at closing      Bldg.  Area: 16010 Sq. ft.
         Zoning: CUP Tallgrass             Land/Bldg.Ratio: 5.24/1.0
         Community Plan                    No. of Units: 26
         Utilities: All                    Unit Price(Bldg): $89.12/SF
         Year Built: 1993                  Unit Price(Unit): $54,880.77
         Tax Key: C-49529
         Occupancy: 98%

         Remarks: A one-story Assisted Living Facility. Typically, units are occupied by singles. Monthly rents range from $1,295.00 to $1,945.00.

8600 E. 21st, Wichita, Kansas

Income Data: (Average)

     Potential Gross Income:                       $494,340.00
     Vacancy:                                         9,887.00
     Effective Gross Income:                        484,453.00
     Operating Expenses:                            321,321.00
     Net Operating Income:                         $163,132.00


Consideration:

     Price:                                           $1,426,900.00
     Terms of Sale: Cash to seller
     Cash Equivalent Price:                           $1,426,900.00


Economic Indicators:

     Price Per Unit:                                     $54,880.77
     Price Per Sq. Ft.:                                      $89.12
     Gross Incme Multiplier:                                   2.95
     Overall Capitalization Rate:                             11.43%

[Picture of Sterling House at Derby]

#5       Address: Sterling House at Derby
                  1709 Walnut Grove, Derby, Kansas
         Legal Description: Lot 4, exc beg SW cor Lot 5, W 15', N 52', E 15', S 52' to beg, Blk 1, Tanglewood Second Add.

         Grantor: Masters Associates
         Grantee: Meditrust of Kansas, Inc.

         Date of Sale: 3-29-96         Sale Price: $1,631,500.00
         Deed: SWD                     Site Area: 104413.32 Sq. ft.
         Conditions: Cash at closing   Bldg.  Area: 16010 Sq. ft.
         Zoning:_ R-3                  Land/Bldg.Ratio: 6.52/1.0
         Utilities: All                No. of Units: 26
         Year Built: 1994              Unit Price(Bldg): $101.90/SF
         Tax Key: RO-DY-05227          Unit Price(Unit): $62,750.00
         Occupancy: 100%

         Remarks: A one-story Assisted Living Facility. Typically, units are occupied by singles. Monthly rents range from $1,295.00 to $1,945.00.

         1709 Walnut Grove, Derby, Kansas

Income Data: (Average)

     Potential Gross Income:                       $494,340.00
     Vacancy:                                        19,774.00
     Effective Gross Income:                        474,566.00
     Operating Expenses:                            321,321.00
     Net Operating Income:                         $153,245.00


Consideration:

     Price:                                           $1,631,500.00
     Terms of Sale: Cash to seller
     Cash Equivalent Price:                           $1,631,500.00


Economic Indicators:

     Price Per Unit:                                     $62,750.00
     Price Per Sq. Ft.:                                     $101.90
     Gross Income Multiplier:                                  3.44
     Overall Capitalization Rate:                              9.40%

[Picture of Sterling House at Wellington]

#6       Address: Sterling House at Wellington
                  500 N. Plum St., Wellington, Kansas
         Legal Description: E 260' of Outlot 11, North West Add.

         Grantor: Wellington Partners, LLC
         Grantee: Meditrust of Kansas, Inc.

         Date of Sale: 3-29-96         Sale Price: $1,631,500.00
         Deed: SWD                     Site Area: 85800 Sq. ft.
         Conditions: Cash at closing   Bldg.  Area: 16010 Sq. ft.
         Zoning: R-3                   Land/Bldg.Ratio: 5.35/1.0
         Utilities: All                No. of Units: 26
         Year Built: 1994              Unit Price(Bldg): $101.90/SF
         Tax Key: NA                   Unit Price(Unit): $62,750.00
         Occupancy: 100%

         Remarks: A one-story Assisted Living Facility. Typically, units are occupied by singles. Monthly rents range from $1,295.00 to $1,945.00.

500 N. Plum St., Wellington, Kansas

Income Data: (Average)

     Potential Gross Income:                       $494,340.00
     Vacancy:                                         4,943.00
     Effective Gross Income:                        489,397.00
     Operating Expenses:                            321,321.00
     Net Operating Income:                         $168,076.00


Consideration:

     Price:                                           $1,631,500.00
     Terms of Sale: Cash to seller
     Cash Equivalent Price:                           $1,631,500.00


Economic Indicators:

     Price Per Unit:                                     $62,750.00
     Price Per Sq. Ft.:                                     $101.90
     Gross Income Multiplier:                                  3.33
     Overall Capitalization Rate:                             10.30%

[Picture of Sterling House at Hays]

#7       Address: Sterling House at Hays
                  1800 E. 27th St., Hays, Kansas
         Legal description: Beg SE cor, S27-Tl3S-Rl8W, W 1305.63', N 50' to pt of property beg, W 350', N 270', E 350', S 270' to beg.

         Grantor: Hays Partners, LLC
         Grantee: Meditrust of Kansas, Inc.

         Date of Sale: 3-29-96         Sale Price: $2,070,750.00
         Deed: SWD                     Site Area: 94500 Sq. ft.
         Conditions: Cash at closing   Bldg.  Area: 18467 Sq. ft.
         Zoning: R-4                   Land/Bldg.Ratio: 5.11/1.0
         Utilities: All                No. of Units: 33
         Year Built: 1995              Unit Price(Bldg): $112.13/SF
         Tax Key: NA                   Unit Price(Unit): $62,750.00
         Occupancy: 100%

         Remarks: A one-story Assisted Living Facility. Typically, units are occupied by singles. Monthly rents range from $1,400.00 to $1,750.00.

1800 E. 27th St., Hays, Kansas

Income Data: (Average)

     Potential Gross Income:                        $615,120.00
     Vacancy:                                          6,151.00
     Effective Gross Income:                         608,969.00
     Operating Expenses:                             399,828.00
     Net Operating Income:                          $209,141.00


Consideration:

     Price:                                            $2,070,750.00
     Terms of Sale: Cash to seller
     Cash Equivalent Price:                            $2,070,750.00


Economic Indicators:

     Price Per Unit:                                      $62,750.00
     Price Per Sq. Ft.:                                       112.13
     Gross Income Multiplier:                                   3.40
     Overall Capitalization Rate:                              10.09%


Summary:

              Subject   Sale #1     Sale #2     Sale #3     Sale #4    Sale #5


Date of Sale            2-25-97     9-31-96      2-96       3-29-96    3-29-96
Sale Price           $8,400,000  $3,250,000  $4,550,000 $1,426,900  $1,631,500
No. of Units    35        73         49           80          26         26
Bldg. Area     22811    42800      28126        48865       16010       16010
Year Built   Proposed Under Const   1991         1995        1993        1994
Price/Unit            $115,068.49 $66,326.53 $56,675.00 $54,880.77  $62,750.00
Price/Sq. ft.            $196.26     $115.55      $93.11    $89.12     $101.90

Adjustments:
 Yr Blt (Age)                        + 24%        +8%       +16%       +.12%
Location                - 29%        - 15%        -15%

Total Adj               - 56.92     + 10.40      -6.52     +14.26     + 12.23

Ind.Price/SF            $139.34     $125.95      $86.59    $103.38    $114.13



Summary:
                Sale #6        Sale #7


Date of Sale    3-29-96        3-29-96
Sale Price    $1,631,500   $2,070,750
No. of Units      26             33
Bldg. Area      16010         18467
Year Built       1994          1995
Price/Unit    $62,750.00    $62,750.00
Price/Sq. ft.    $101.90       $112.13

Adjustments:
 Yr Blt (Age)    +12%           +8%
 Location
Total Adj       +12.23        +8.97

Ind.Price/SF   $114.13      $121.10


     The indicated price per square foot of building has a range of $86.59 to $139.34.

     Adjustments are made for: age of the improvement (year built), and location (in higher cost areas).



Conclusion:

     The indicated value of the subject site and improvements is: $2,874,200.00.

     From National Investment statistics; Investors are very interested in investing or buying Assisted Living Facilities, though many sales are below market rate due to poor management or other problems.

Map of midwest and southwest United States Indicating comparable properties

Correlation and value Conclusion


     The final reconciliation is the application of the process of evaluating alternative conclusions and selecting from the indications of value derived from each of the approaches utilized in the appraisal problem to arrive at a final estimate of value. The appraiser weighs the relative significance, applicability, and defensibility of the indication of value derived from each approach, and places most weight and reliance on the one which in his professional judgement, best approximates the value being sought in the appraisal. The appraiser reconciles the facts, trends, and observations developed in his analyses, and reviews their conclusions and the probable validity and reliability of those conclusions.

     The highest and best use of the site is residential. With the present "R-3" zoning, Multiple Family Residential, the site is well suited for an Assisted Living Facility.

     The comparable land sales indicate a value for the site, as if vacant, of $200,350.00. The estimated cost of development and construction of the improvements, less any depreciation, is $2,558,850.00.

     The proposed rents and expenses are supported by other Assisted Living Facilities. The Net Potential Income is capitalized at 11% to indicate a value of $3,266,500.00.

     The Direct Sales Comparison Approach, using sales of other Assisted Living Facilities, indicates a value of $2,874,200.00.

     The indications of value for the subject site and improvements by the three approaches are as follows:

          Cost Approach                     $2,759,200.00
          Income Approach                    3,266,500.00
          Direct Comparison Approach         2,874,200.00

     The Cost Approach is an estimate of the current cost of reproduction of the improvements, less accrued depreciation, plus the site value. It is dependent on the price of a replacement providing the same utility as the subject. It necessitates accurate forecasting of the consideration which would be given by the buyer in the market place to the physical deterioration, functional obsolescence, and economic deficiencies of the subject property, if any.

    In this report, the cost approach is based on Marshall and Swift valuation service.

    The Income Approach is an analysis which converts anticipated benefits to be derived from the ownership of property into a value estimated, with consideration given to the gross income, expense, net income, vacancy rate, and capitalization. This is a set of procedures in which an appraiser derives a value indication for income-producing property by converting anticipated benefits into property value. This conversion is accomplished either by 1) capitalizing a single year's income expectancy or an annual average of several years income expectancies at a market-derived capitalization rate or a capitalization rate that reflects a specified income pattern, return on investment, and change in the value of the investment; or 2) discounting the annual cash flows for the holding period and the reversion at a specified yield rate.

     In this report, the proposed income and expenses are supported by other Assisted Living Facilities, and capitalized to reflect value.

     The Direct Comparison Approach is dependent upon the accurate forecasting of what a property will bring at some time in the near future by considering sales which have occurred in the past. It is a well-known fact that two buyers may not want to pay the same price for the same property. It is therefore difficult to predict, within a few - hundred dollars, what property may bring in the open market by using sales of other properties which have occurred in the past, unless the sales are recent.

     In this report, the sales considered are similar Assisted Living Facilities in California, Idaho, and Kansas.

     With consideration given to construction time and lease-up time, the value indicated by the Income Approach is discounted.

     Development time is estimated at 6 months. Construction time is estimated at 6 months. Lease-up time is estimated at 3-to-9 months, or 12 months to stabilized occupancy.

     Allowing 24 months, and investment money at 11% interest, $3,266,500.00 future value equals $2,651,164.67 present value, rounded to $2,650,000.00.

     The market value of the subject proposed site, with all utilities and improvements, as of April 7, 1997, is:

                          $2,650,000.00

     This value is expected to increase to $3,266,500.00, with completion of construction and lease-up, at time of stabilized occupancy, without considering any increase in rents or expenses.






/S/ Keith D. Callison
-------------------------------

Keith D. Callison, SRA
Kansas Certificate #G-590
Utah Certificate #CG00051719

                   [Picture]

         Subject, Looking Southwest From Northeast Corner












                  [Picture]

         Subject, Looking Northwest From Southeast Corner

                   [Picture]

               S. 1200 East Street, Looking North








                   [Picture]

               S. 1200 East Street, Looking  South

                   [Picture]

          Subject, Looking Northeast From Southwest Corner








                   [Picture]

                E. 200 South Street, Looking East

Qualifications:
     I have been a full time Real Estate Appraiser since August 1974, doing residential, some multi-family, light commercial, and condemnation assignments.

Education:
     1994 San Diego, California, Appraisal Institute, Appraisal Review -Income Properties
     1994 Columbus, Ohio, Appraisal Institute, Standards of Professional
Practice
     1989 University of Colorado, American Institute of Real Estate Appraisers, Capitalization Theory & Tech, Part A
     1989 County Appraisers Eligibility Examination (K.S.A. 19-432)
     1988 Omaha, NB, AIREA, Standards of Professional Practice
     1975 Oklahoma University, AIREA, Course 8
     1974 College of St. Thomas, MN, AIREA, Course 1-A

Designation:
     1986 RM (Residential Member), American Institute of Real Estate Appraisers, #2072; exchanged to SRA, 1992, Appraisal Institute

Certification:
     1992 Kansas Certified General Real Property Appraiser - #G-590 1994 Oklahoma Certified General Appraiser - #11366
     1994 Colorado Certified General Appraiser - #CG40000352
     1996 Nebraska Certified General Appraiser - #CG 960187
     1996 Iowa Certified General Appraiser - #510348128
     1997 Utah State-Certified General Appraiser - #CGO0051719

Member:
     Appraisal Institute
          Member: Residential Appraisal Reports Subcommittee National Candidate Guidance Committee
     Wichita Board of Realtors
     National Association of Realtors

Background:
     General contractor for 15 years, building single family, multi-family, and light commercial buildings. Planning, designing, building, and selling.
     Licensed Real Estate Broker in the State of Kansas since 1969.

Appraisal Assignments For:
Central Bank & Trust,        Fidelity State Bank, Garden City
   Hutchinson                First National Bank of Anthony
Central National Bank,       Guaranty Bank & Trust Co.,
  Lawrence & Topeka               Oklahoma City, OK
Church Loans, Amarillo, TX  INTRUST Bank
District Court, Division 9  MMR Investment Bankers, Wichita
Emprise Bank                Prairie State Bank
Equitable Relocation, Inc.  Resolution Trust Corp.
Norwest Bank, Omaha, NB     World Savings & Loan Assn.

     KEITH D. CALLISON, SRA                        P.O. Box 343
                                          Wichita, Kansas 67201
                                            Work:(316) 262-2193
                                            Home:(316) 686-1060


SUMMARY OF QUALIFICATIONS

     * over 35 years experience in real estate/construction industry, including over 20 current years as an independent appraiser.
     * Appraisal expertise encompasses single and multi-family residential, light commercial and condemnation assignments, working with banks, savings and loans, and/or private companies in the Midwest.
     * Knowledgeable of current government lending regulations and real estate sales procedures, in addition to an indepth understanding of the construction trade, as a result of experience as a general contractor and licensed real estate agent. Also knowledgeable on electronic computers, and with appraisal files, and comparable sales.
     * As a result of broad background, specialized appraisal training and experience is enhanced; capable of perceiving quality and unusual aspects in the evaluation of property or development plans.


PROFESSIONAL EXPERIENCE

        KEITH D. CALLISON, SRA
        Wichita, Kansas

      1974 - Present

         REAL ESTATE APPRAISER
           Manage and promote appraisal services, working in cooperation or support of lending institutions, under all governmental regulatory agency guidelines (e.g., Resolution Trust Corporation, Veterans Administration, Federal Housing Authority, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and local housing authorities, etc.) based in Midwest.
           Have provided construction appraisals on new building sites, working with lenders on commercial projects at various phases of completion, to ensure that quality methods/materials and specifications were maintained.
           Designated a Residential Member (RM), through the American Institute of Real Estate Appraisers in 1986, exchanged to SRA, Appraisal Institute, 1992.
           Review Appraiser for Property Value Division, State of Kansas for 1989 Reappraisal.
           1992-1996 Specialized in Assisted Living Facilities.

Page 2                                    Keith D. Callison, SRA




         DeBoer & Associates
         Wichita, Kansas

       1971 - 1973

         CONSTRUCTION COORDINATOR/INSPECTOR
           Was involved during period of rapid growth in Wichita apartment building.

         SELF-EMPLOYMENT
         Winfield, Kansas

       1956 - 1971

         INDEPENDENT CONTRACTOR - Custom Homes
           Completed requirements for Real Estate Sales License during this time. Designed and built over 300 custom homes.


EDUCATION/TRAINING

     AMERICAN INSTITUTE OF REAL ESTATE APPRAISERS
     - Currently maintain required Continuing Education Units in professional field.
     -  Appraisal Review - Income Properties, 1994
     -  Standards of Professional Practice Course, 1994
     -  Capitalization Theory & Techniques "A", 1989
          University of Colorado; Boulder, CO.
     -  Course #8, 1975
          Oklahoma University
     -  Course 1-A, 1974
          College of St. Thomas; Minneapolis, MN.

    KANSAS COUNTY APPRAISERS ELIGIBILITY EXAMINATION
     -  (K.S.A. 19-432), 1989

        WICHITA STATE UNIVERSITY
        Wichita, Kansas
          Completed three semesters toward Architectural Engineering, 1956-1957.

Page 3                                          Keith D. Callison, SRA




DESIGNATION

       1986, Designated RM (Residential Member) - #2072
       AMERICAN INSTITUE OF REAL ESTATE APPRAISERS
       Exchanged to SRA, APPRAISAL INSTITUTE, 1992


CERTIFICATION
        1992, KS Certified General Real Property Appraiser - #G-590 1994, OK Certified General Appraiser - #11366
        1994, CO Certified General Appraiser - #CG40000352
        1996, NE Certified General Appraiser - #CG 960187
        1996, IA Certified General Appraiser - #510348128
        1997, UT St-Certified General Appraiser - #CGO0051719


LICENSE

        1969, Kansas Real Estate Broker License - EB558


PROFESSIONAL MEMBERSHIPS

        American Institute of Real Estate Appraisers, 1975 - 1991
        Appraisal Institute, 1992 - Present
          National Residential Appraisal Reports Subcommittee
               1989 - Present
          Regional Ethics and Counseling Panel, 1989 - Present
          National Relations Committee (1992-1996)
        Wichita Board of Realtors, 1974 - Present
        National Association of Realtors, 1974 - Present

[Facsimile of State of Kansas Real Estate Appraisal Board Certificate for certified General Real Property Appraiser]

[Facsimile of State of Oklahoma Real Estate Appraisal Board Certificate for certified General Real Property Appraiser]

[Fascimile of State of Colorado Real Estate Appraisal Board Certificate for certified General Real Property Appraiser]

[Facsimile of State of Nebraska Real Estate Appraisal Board Certificate for certified General Real Property Appraiser]

[Facsimile of State of Iowa Real Estate Appraisal Board Certificate for certified General Real Property Appraiser]

[Facsimile of State of Utah Real Estate Appraisal Board Certificate for certified General Real Property Appraiser]